Exhibit 10.01
September 16, 2016
By Electronic Mail
Steven W. Streit
c/o Green Dot Corporation
3465 E. Foothill Blvd.
Pasadena, California 91107
Dear Steve:
This letter agreement (this “Employment Agreement”) sets forth the terms of your continued employment with Green Dot Corporation (the “Company”) as the Company’s President and Chief Executive Officer (“CEO”). Your service with the Company will be subject to the terms and conditions of this Employment Agreement and shall be effective as of the date set forth on the signature page hereto (the “Effective Date”).

A.	Terms of Continued Employment
1.    Reporting; Place of Employment. You will report to, and serve at the pleasure of, the Company’s Board of Directors (the “Board”). Your place of employment will be the Company’s offices in Pasadena, California. Subject to re-election by the stockholders of the Company, in all cases as provided under the Company’s bylaws and certificate of incorporation, you will also serve on the Board during your employment as CEO.
2.    Compensation. Your annual base salary (your “Base Salary”) will be equal to your annual base salary in effect immediately prior to the Effective Date. For the purposes of clarification, the parties acknowledge and agree that such amount is $666,000.00 on an annualized basis, less applicable withholdings, payable bi-weekly in accordance with the Company’s normal payroll practices. Your Base Salary may be increased as determined by the Compensation Committee of the Board.
3.    Bonus Plan Participation. In addition to your Base Salary, you will be eligible to participate in the Company’s annual Executive Officer Incentive Bonus Plan (the “Bonus Plan”), under which your annual target bonus will be equal to your annual target bonus in effect immediately prior to the Effective Date. For purposes of clarification, the parties acknowledge and agree that such amount is 100% of your Base Salary for the applicable fiscal year (your “Target Bonus”). The actual bonus amount awarded will be determined under, and subject to all the terms, conditions and restrictions of, the applicable Bonus Plan, as amended from time to time.
4.    Company Equity Awards. You will be eligible to receive future grants of Company equity awards, in all cases as determined by, and subject to the approval of, the Compensation Committee of the Board.
5.    Fringe Benefits. You will be entitled to participate in the employee benefit plans maintained by the Company, which are subject to change, and available to other senior executives of the Company on applicable terms and conditions of those plans. This will include health, dental and vision coverage, plus participation in other plans currently maintained by the Company or which may become available to Company employees from time to time. You are also eligible to accrue three (3) weeks of vacation per year, subject to the Company’s vacation policy.

6.    Indemnification and Insurance. The Company shall indemnify you with respect to activities in connection with your employment hereunder under the indemnification and insurance provision of the Company’s bylaws and the Indemnity Agreement by and between you and the Company dated December 11, 2015, which continues in full force and effect. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained from time to time, by the Company.
7.    Termination of Employment. Provided you deliver to the Company the Transitional Advisory Agreement and Release of Claims set forth on Exhibit A hereto (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your Separation (such sixty (60) day period, the “Release Period”), you shall be entitled to the following:
(a)    Existing Severance and Acceleration. The Executive Severance Agreement by and between you and the Company effective as of April 28, 2010 (the “Severance Agreement”) shall remain in full force and effect, except that you and the Company hereby acknowledge and agree:
(i)    Section 4(a)(i), including any related references to severance provided thereunder, is hereby deleted in its entirety and you shall not have any right, title or interest in or to payment of any amount under such provision;
(ii)    Section 4(a) is hereby amended to provide that the acceleration under Section 4(a)(ii) additionally shall apply in the event of your resignation of employment with the Company for Good Reason (as defined in this Employment Agreement); and
(iii)    As a matter of clarification, that the acceleration provision set forth in Section 4(a)(ii) of the Severance Agreement was intended to apply, and shall only apply, to Company equity awards subject to time-based vesting conditions and shall not apply to any Company equity awards subject to vesting based on achievement of individual or company performance goals or factors (“Performance Based Awards”). For the avoidance of doubt, Section 4(a)(ii) shall not apply to your awards of performance-based restricted stock units in 2015 and 2016 that vest upon the Company’s total shareholder return ranking as compared to the S&P SmallCap 600 over a three-year period.
(b)    Acceleration of Performance Based Awards. Subject to the provisions of this Employment Agreement, in the event of your Separation following the Effective Date due to a termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason, then that portion of your Eligible Shares that constitute Earned Shares will immediately vest and, if applicable, settle in accordance with the applicable agreement evidencing your Performance Based Awards and the Company’s 2010 Equity Incentive Plan on the first business day following expiration of the Release Period. For purposes of this paragraph, “Eligible Shares” mean those shares subject to your Performance Based Awards that are eligible to be earned through completion of the applicable performance year (within the applicable performance period) in which your Separation occurs (or if the Performance Based Award has a multi-year performance period without individual performance years, then the shares eligible to be earned under such Performance Based Award shall be appropriately adjusted by a fraction equal to the number of full years within the performance period that have been completed through the year in which your Separation occurs (with partial years being rounded up) divided by the number of years in the multi-year performance period) and “Earned Shares” are those Eligible Shares determined to have been “earned” based on evaluation of the achievement of applicable performance goals or factors (such as total shareholder return) set forth in the applicable agreement evidencing your Performance Based Awards through your Separation or, if the applicable performance period ends prior to your Separation, through the end of such performance period, as determined by the Company. For example, in the case of the Performance-

Based Restricted Stock Unit Award granted to you on March 25, 2016 (the “2016 PRSU”), if your employment is terminated by the Company without Cause or you terminate employment for Good Reason (i) in month 20 of the 36 month performance period and (ii) the Company’s relative TSR (within the meaning of such term in the 2016 PRSU) over the period, January 1, 2016 through the date of your Separation, is at the 25th percentile of the S&P SmallCap 600 for the same period, then (i) the “Target Long Term Incentive Grant” (as defined in the 2016 PRSU) would be adjusted to represent two-thirds of its original value, or 66,142 shares (i.e., 99,213 multiplied by 2/3), because under the provisions above two of the three years of the three-year performance period thereunder would be deemed to have been completed, and (ii) a TSR factor of 0.50 would apply under the 2016 PRSU because under the provisions above the performance goal under the 2016 PSRU would be measured from January 1, 2016 through your Separation date; in this example, vesting and settlement would be accelerated with respect to 33,071 shares under the 2016 PRSU and the balance of the shares subject to the 2016 PRSU would be forfeited.
Any vesting acceleration provided under this Section 7, including pursuant to the Severance Agreement referenced herein, shall be effected on the first business day following expiration of the Release Period provided you have tendered the Release and the Release is effective with the Release Period.
Notwithstanding any provision of the applicable equity award agreement or the Company’s 2010 Equity Incentive Plan to the contrary, upon your Separation following the Effective Date due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason you shall immediately forfeit, without consideration, and you shall not have any right, title or interest in or to, any and all shares subject to your Performance Based Awards that are not vested as a result of application of this Section 7.
For the avoidance of doubt, termination of your employment for your death or disability shall not constitute a Separation due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason under this Employment Agreement.
8.    Advisory Service. You acknowledge and agree that immediately upon your Separation due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason that (i) this Employment Agreement will terminate and (ii) you and the Company will immediately enter into the transitional advisory agreement and release of claims (the “Transitional Advisory Agreement and Release of Claims”) set forth on Annex A hereto.
9.    Definitions.
(a)    “Cause” means any of the following: (i) your conviction of or plea of nolo contendere to a felony; (ii) an act by you which constitutes gross misconduct in the performance of your employment obligations and duties; (iii) your act of fraud against the Company or any of its affiliates; (iv) your theft or misappropriation of property (including, without limitation, intellectual property) of the Company or its affiliates; (v) material breach by you of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves your wrongful disclosure of material confidential or proprietary information (including, without limitation, trade secrets or other intellectual property) of the Company or any of its affiliates; (vi) your continued material violation of your employment obligations and duties to the Company (other than due to Employee’s death or Disability) after the Company has delivered to you a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and you have not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company.

(b)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(c)    “Good Reason” shall mean the occurrence of any of the following events or conditions, without your express written consent:
(i)    a material diminution by the Company in your duties, authority or responsibilities in your capacity as President and Chief Executive Officer of the Company; notwithstanding the foregoing, in the event the Company’s securities are not Tradable, provided you have the duties, responsibilities and authority commensurate with the position of a president and chief executive officer of a private company, any comparative reduction with respect to your duties, responsibilities and authority commensurate with the position of a president and chief executive officer of a public company shall not constitute grounds for a claim of Good Reason under this Employment Agreement;
(ii)    a material reduction by the Company in your annual base salary (which for purposes hereof is deemed to constitute a reduction of greater than 10%, unless such reduction applies as part of a salary reduction program and such program includes similar reductions to all of your direct reports); or
(iii)    the relocation of your principal place of employment to a location more than 50 miles from your principal place of employment immediately prior to your termination.
With respect to each of subsection (i), (ii) and (iii) above, you must provide notice to the Company of the condition giving rise to “Good Reason” within 30 days of the initial existence of such condition, and the Company will have 30 days following such notice to remedy such condition. You must resign your employment no later than 30 days following the Company’s failure to cure the Good Reason or written notice to you that it will decline to do so.
(d)    “Separate”, “Separated” or Separation” means that a “separation from service” has occurred, as defined under Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code.
10.    At-Will Employment Relationship. Your employment with the Company is “at-will.” This means you may resign at any time for any reason. Likewise, the Company may terminate your employment relationship at any time, with or without cause or notice. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Compensation Committee. In the event your employment with the Company terminates for any reason, or for no reason, you and the Company agree to discuss in good faith the manner of your resignation from the Board to determine the most appropriate action for you to take under the then-existing facts and circumstances.

B.	General Terms
1.    Section 280G; Parachute Payments. In the event that the severance and other benefits provided for in this Employment Agreement or otherwise payable or provided to you constitute “parachute payments” within the meaning of Section 280G of the Code, then:
(a)    Determination. For purposes of the immediately following paragraph related to Section 280G of the Code, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or you. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and you.
(b)    Company’s Securities Tradable; Best Results Reduction. In the event the Company’s securities are Tradable, if any parachute payments will be subject to the excise taxes under Section 4999 of the Code, then the parachute payments will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code (the “Best Results Reduction”). In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. “Tradable” means “readily tradable on an established securities market or otherwise,” as described in Section 1.280G-1, Q/A-6 of the Treasury Regulations under Section 280G of the Code.
2.    Section 409A. To the extent (a) any payments to which you become entitled under this Employment Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation and (ii) the date of your death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to you or your beneficiary in one lump sum (without interest).
To the extent that any provision of this Employment Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Employment Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
Payments pursuant to this Employment Agreement (or referenced in this Employment Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Employment Agreement may be subject to Section 409A, the Company will work in good faith with you to adopt such amendments to this Employment Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.
3.    Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.
4.    Business Expense Reimbursement. You will be reimbursed, in accordance with the Company’s expense reimbursement policy, for all business expenses reasonably and necessarily incurred by you in connection with your employment with the Company.
5.    Conflicts of Interest. During the term of your employment with the Company, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. You must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Employment Agreement, the Company may ask you to choose to discontinue the other work or resign employment with the Company.
6.    Employee Inventions and Confidentiality Agreement. You acknowledge and agree that you continue to be bound by the Employee Inventions and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) previously entered into by and between you and the Company.
7.    Withholding. All sums payable to you hereunder will be reduced by all applicable federal, state, local and other withholding and similar taxes and payments required by applicable law.
8.    Severability. If any term, covenant, condition or provision of this Employment Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Employment Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.
9.    Successors; Assignment. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.
10.    Notices. Notices and all other communications contemplated by this Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices or other communication directed to you shall be addressed to your home address most recently communicated to the Company in writing. Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Board.
11.    Entire Agreement. This Employment Agreement, your Severance Agreement, agreements governing your Company equity awards and the Employee Inventions and Confidentiality Agreement set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified or amended except by a written agreement signed by you and the Company’s Compensation Committee.
12.    Choice of Law. This Employment Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
13.    Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.
SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.
This Employment Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Los Angeles County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Employment Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.
14.    Counterparts. This Employment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

To indicate your acceptance of this Employment Agreement, please sign and date this Employment Agreement in the space provided below and return it within three (3) business days either via fax

(626-219-8722), mail, or scanned email.
Sincerely,
/s/ William I. Jacobs
William I. Jacobs
Chairman of the Board of Directors
ACCEPTANCE:
I have read the foregoing Employment Agreement and agree with the terms and conditions as set forth herein.

EFFECTIVE DATE:	September 16, 2016

SIGNATURE:	/s/ Steven W. Streit
Steven W. Streit

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Exhibit A
TRANSITIONAL ADVISORY AGREEMENT AND RELEASE OF CLAIMS

TRANSITIONAL ADVISORY AGREEMENT AND RELEASE OF CLAIMS
This Transitional Advisory Agreement and Release of Claims (this “Agreement”) is entered into as of [________], by and between Steven W. Streit (“you”) and Green Dot Corporation (the “Company”), collectively referred to herein as the “Parties”. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Employment Agreement by and between you and the Company dated September 16, 2016 (the “Employment Agreement”).
RECITALS
WHEREAS, you have been employed by the Company as its President and Chief Executive Officer pursuant to the Employment Agreement, and you and the Company now wish to effect a Separation of your employment relationship;
WHEREAS, pursuant to the Employment Agreement, you and the Company agreed that upon your Separation due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason (as such terms are defined in the Employment Agreement), as applicable, the Employment Agreement would terminate and you would continue service with the Company as an independent contractor for a period of time following your Separation;
WHEREAS, you and the Company wish to set forth in writing the terms of your service with the Company as an independent contractor, and the Company wishes to receive from you a general release of all claims against the Company;
WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to your employment with, or separation from, the Company, and you and the Company desire to embody in this Agreement the terms, conditions and benefits to be provided in connection with your termination of employment with the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
AGREEMENT

A.	Separation
11.    Separation Date. Your Separation is effective as of the close of business on [_________] (your “Separation Date”). The Company shall pay to you all amounts and benefits that have accrued or were earned but remain unpaid through your Separation Date in respect of salary, bonus and unreimbursed expenses, including accrued and unused vacation, on the Separation Date, regardless of whether you sign this Agreement.
12.    Consideration for Release. Subject to your compliance with the terms and conditions of this Agreement, and provided you deliver to the Company this signed Agreement and satisfy all conditions to make the Release effective within sixty (60) days following your Separation (such sixty (60) day period, the “Release Period”), the Company shall provide you with the acceleration set forth under Section 7 of the Employment Agreement as compensation for the Release set forth herein.

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B.	Terms of Advisory Service
Subject to your execution of this Agreement and the effectiveness of the Release set forth herein within the Release Period, your service with the Company during the Advisory Period shall be subject to the terms set forth below.
15.    Advisory Period. You will serve as an independent contractor of the Company for the two (2) year period commencing immediately upon your Separation due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason (such two (2) year period, the “Advisory Period”).
16.    Services. During the Advisory Period you shall provide consulting and advisory services, at a rate no greater than 10 hours per month to the Board or the named executive officers of the Company as reasonably requested and in such manner (including by telephone) and at such time and place as you and the Company may mutually agree (the “Services”). You shall provide the Services as an independent contractor of the Company and nothing in this Agreement will be construed as creating a joint venture relationship or an employer/employee/agency relationship between you and the Company.
17.    Advisory Period Compensation.
(a)    Fee. During the Advisory Period you shall receive a monthly payment equal to the quotient of (i) one (1) times the greater of (I) the sum of your Base Salary and Target Bonus as in effect as of immediately prior to execution of the Employment Agreement and (II) the sum of your Base Salary and Target Bonus as in effect immediately prior to your Separation divided by (ii) twelve (12).
(b)    COBRA Benefit. Subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), your then-effective group health benefits for you and your COBRA-eligible dependents shall be continued at Company’s cost for all premiums under COBRA (the monthly cost of such premiums, the “COBRA Premium”) for 18-months (the “Non-Cash COBRA”), provided that, if the Company determines that it cannot provide the Non-Cash COBRA without potentially violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide you, in lieu thereof, taxable, continued installment payments equal to the COBRA Premium for 18-months (measured from the date of Separation), which payments will be made regardless of whether you elect COBRA continuation coverage (the “Cash COBRA”). Notwithstanding the foregoing, the number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of Non-Cash COBRA previously paid by the Company.
Notwithstanding any provision to the contrary, payment of the amounts set forth in Sections 3(a) and 3(b) above shall (i) be subject to any applicable six (6) month delay that may be required under Section 409A and (ii) to the extent the Release Period (or the seventy (70) day period following your Separation, in the event such Separation is due to your resignation for Good Reason) spans two calendar years, always commence in the second calendar year, in which case the first payment shall include any amounts which would have otherwise been payable in the first calendar year.
Upon termination of your consulting services by the Company under this Agreement prior to the end of the Advisory Period for any reason, any then-unearned portion of the amounts provided under Sections 3(a) and 3(b) shall be paid to you in accordance with the schedule set forth herein.

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You acknowledge and agree that your strict compliance with the terms of this Agreement, including Section 5 below, is a condition to your receipt of any consideration pursuant to the terms of this Agreement. You further acknowledge and agree that in the event of any breach of your obligations under this Agreement, the Company shall, in its sole and absolute discretion, be entitled to refrain from making any payment of amounts provided under Sections 3(a) and 3(b) which may be due but have not yet been paid, until such time as you have fully cured any such breach(es) to the satisfaction of the Company.
18.    Indemnification and Insurance. The Company shall indemnify you with respect to activities in connection with your service hereunder under the indemnification and insurance provision of the Indemnity Agreement by and between you and the Company dated December 11, 2015, which continues in full force and effect. In addition, the Company will make commercially reasonable efforts to extend coverage under the director and officer liability insurance policy currently maintained, or as may be maintained from time to time, by the Company for your service to the Company (not in your capacity as a director or officer).
19.    Advisory Period Covenants.
(a)    Non-Competition. During the Advisory Period, without the written consent of the Company, you will not become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (together, the “Company Group”) in the business of providing pre-paid debit cards, cash reload processing services, tax refund processing services or checking account products.
(b)    Non-Solicitation of Clients and Customers. During the Advisory Period, without the written consent of the Company, you will not solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any member of the Company Group, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict, or alter their business relationship with any member of the Company Group in any fashion.
(c)    Non-Solicitation of Employees. During the Advisory Period and for a period of one (1) year thereafter, without the written consent of the Company, you will not induce or attempt to induce any employee of any member of the Company Group to leave the employment of the Company Group. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company or its successor assigns shall not be deemed to be a breach of this Section 5.

C.	Release
In consideration of the payments and benefits provided and to be provided to you by the Company under this Agreement, and in connection with your Separation due to termination of your employment by the Company without Cause or your resignation of employment with the Company for Good Reason (as such terms are defined in the Employment Agreement), as applicable, by your signature below you agree to the following general release (the “Release”).
1.On behalf of yourself, your heirs, executors, administrators, successors, and assigns, you hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, for purposes of this

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Section C, the “Company”) from any and all claims, causes of action, and liabilities up through the date of your execution of this Release. The claims subject to this Release include, but are not limited to, those relating to your employment with the Company and/or any predecessor to the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which you have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to your right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s liability insurance policy, to any claim that arises after the date of this Agreement or to nay right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company, or any of its subsidiaries or affiliates, and you are held jointly liable.
2.    In understanding the terms of the Release and your rights, you have been advised to consult with an attorney of your choice prior to executing the Release. You understand that nothing in the Release shall prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) your rights under applicable workers’ compensation laws; (b) your right, if any, to seek unemployment benefits; (c) your right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) your right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and any director or officer indemnification agreement between you and the Company, if any, and you will continue to be covered by the Company’s director’s and officer’s liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.
3.    You understand and agree that the Company will not provide you with the payments and benefits under this Agreement (including those referenced herein and made under the Employment Agreement or the Severance Agreement, as applicable) unless you execute the Release. You also understand that you have received or will receive, regardless of the execution of the Release, all wages owed to you together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through your termination date.
4.    As part of your existing and continuing obligations to the Company, you have returned to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to the Company’s files, notes, drawings, records,

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business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You understand that, even if you did not sign the Release, you are still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by you in connection with your employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).
5.    You represent and warrant that you are the sole owner of all claims relating to your employment with the Company and/or with any predecessor of the Company, and that you have not assigned or transferred any claims relating to your employment to any other person or entity.
6.    You agree to keep the payments and benefits provided hereunder and the provisions of this Release confidential and not to reveal its contents to anyone except your lawyer, your spouse or other immediate family member, and/or your financial consultant, or as required by legal process or applicable law.
7.    You understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or yourself.
8.    You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company (including its subsidiaries and affiliates) will not make, and agrees to use its best efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
9.    You agree that you have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried you into executing the Release during that period, and no one coerced you into executing the Release. You understand that the offer of the payments and benefits hereunder and the Release shall expire on the twenty-second (22nd) calendar day after your employment termination date if you have not accepted it by that time. You further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date you sign the Release provided that you have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date you deliver a signed copy of the Release to Company you understand that you may revoke your acceptance of the Release. You understand that the payments and benefits under this Agreement (including those referenced herein and made under the Employment Agreement or the Severance Agreement, as applicable) will become available to you at such time after the Effective Date.
10.    In executing the Release, you acknowledge that you have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for payments and benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as your proprietary information and invention assignment agreement, and any stock, stock option and/or stock

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purchase agreements between the Company and you. Once effective and enforceable, this agreement can only be changed by another written agreement signed by you and an authorized representative of the Company.

D.	General Terms
1.    Section 280G; Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to you constitute “parachute payments” within the meaning of Section 280G of the Code, then:
(a)    Determination. For purposes of the immediately following paragraph related to Section 280G of the Code, unless the Company and you otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”). For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and you shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or you. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and you.
(b)    Company’s Securities Tradable; Best Results Reduction. In the event the Company’s securities are Tradable, if any parachute payments will be subject to the excise taxes under Section 4999 of the Code, then the parachute payments will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code (the “Best Results Reduction”). In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. “Tradable” means “readily tradable on an established securities market or otherwise,” as described in Section 1.280G-1, Q/A-6 of the Treasury Regulations under Section 280G of the Code.
2.    Section 409A. To the extent (a) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation and (ii) the date of your death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise

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been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to you or your beneficiary in one lump sum (without interest).
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Employment Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
Notwithstanding the foregoing, in the event the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company will work in good faith with you to adopt such amendments to this Agreement, or to adopt such policies and procedures or take such other actions that the Company determines are necessary or appropriate, to avoid the imposition of taxes under Section 409A.
3.    Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its service providers, as such policies and programs may be amended from time to time.
4.    Business Expense Reimbursement. You will be reimbursed, in accordance with the Company’s expense reimbursement policy, for all business expenses reasonably and necessarily incurred by you in connection with your provision of the Services to the Company.
5.    Employee Inventions and Confidentiality Agreement. You acknowledge and agreement that you continue to be bound by the Employee Inventions and Confidentiality Agreement (the “Employee Inventions and Confidentiality Agreement”) previously entered into by and between you and the Company as a condition of your service.
6.    Withholding. Sums payable to you hereunder shall be paid without deduction and withholding, and you shall be solely responsible for remittance of any and all taxes due as a self-employed person.
7.    Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.
8.    Successors; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest.

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9.    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Notices or other communication directed to you shall be addressed to your home address most recently communicated to the Company in writing. Notices or other communication directed to the Company shall be addressed to the Company’s corporate headquarters and directed to the attention of the Board.
10.    Entire Agreement. This Agreement, including the Employee Inventions and Confidentiality Agreement, sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral, including, but not limited to, the Employment Agreement. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
11.    Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your service with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under California Labor Code Sections 2698, et seq.
SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY ARBITRABLE CLAIMS BETWEEN YOU AND THE COMPANY.
This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Los Angeles County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let the Company know and the Company will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. In the event of arbitration relating to this Agreement or your service with the Company, each of you and the Company will bear its own costs, including, without limitation, attorneys’ fees.
12.    Choice of Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

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13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

Dated: ______________	Green Dot Corporation By: ______________________________ Chairman of the Board of Directors
Dated: ______________	Steven W. Streit, an individual __________________________________ Steven W. Streit

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